Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Sylvia J. Kerrigan (hereinafter “Kerrigan”) and Marathon Oil Corporation (hereinafter “Marathon”). Kerrigan and Marathon will sometimes collectively be referred to herein as “the Parties.”
WHEREAS, the Parties mutually desire to resolve all of their disputes and potential disputes relating to Kerrigan’s employment and termination of employment; and
NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, the Parties agree as follows:
1.SEPARATION PAYMENT – In consideration of Kerrigan’s agreement to all of the terms, conditions and promises in this Agreement relating to her termination of employment, Marathon agrees to pay to Kerrigan the total gross amount of SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($750,000.00), less all applicable deductions and withholdings, and inclusive of any and all costs and attorneys’ fees incurred (the “Separation Payment”). The Separation Payment shall be paid through payroll and reported as wage income to the Internal Revenue Service on IRS Form W-2. Marathon agrees to deliver the Separation Payment to Kerrigan within 15 days following the delivery to Marathon of this Agreement, executed with Kerrigan’s original signature and the date of execution.
2.    TAX LIABILITY – Kerrigan agrees that she shall be liable for the payment of all federal, state and local taxes which may be owed by Kerrigan as the result of the consideration received in the Separation Payment described above. Kerrigan understands that Marathon makes no representations regarding tax treatment of the Separation Payment, and Kerrigan agrees fully to defend, indemnify and hold Marathon, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that she owes on the consideration she receives and that a government agency requests that Marathon pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Marathon with respect to any tax issues related to the compensation payable under this Agreement.
3.    NO LAWSUIT – Kerrigan represents that she has no knowledge or information of any kind that she is or will be a party in any pending administrative charge, lawsuit, civil action or claim of any kind against Marathon or any of its parents, subsidiaries, divisions, affiliates or operating companies, or the respective trustees, directors, officers, shareholders, employees, agents, attorneys, or insurers of each of them.
4.    TERMINATION OF OFFICER AND DIRECTOR APPOINTMENTS – Kerrigan represents and agrees that her employment with Marathon has ended effective June 30, 2017, and further agrees that effective April 24, 2017, she resigned and ceased to serve as an officer or director of Marathon or its direct or indirect subsidiaries.

Exhibit 10.1

5.    PAYMENT OF WAGES AND OTHER COMPENSATION – Kerrigan represents and agrees that she has been paid all of her normal and customary wages for services rendered during her employment with Marathon or its subsidiaries, as well as all bonuses (except for her annual cash bonus for 2017), accrued but unused vacation, and any other compensation or benefits due as a result of her employment with Marathon or its subsidiaries. Notwithstanding the foregoing, this Agreement does not waive Kerrigan’s entitlement (a) to vested benefits under the qualified and non-qualified employee retirement plans of Marathon Oil Company pursuant to the terms of such plans, (b) to vesting and payout of performance units following retirement (subject to the discretion of the Compensation Committee of Marathon’s Board of Directors as provided in the applicable award agreements), (c) to exercise vested stock options in accordance with their terms, (d) to receive an annual cash bonus for 2017 (which bonus shall not be pro-rated and shall be paid based upon the performance achieved by Marathon for 2017), (e) to reimbursement of eligible expenses under Marathon’s Executive, Tax, Estate and Financial Planning Program, or (f) to “COBRA” continuation coverage or retiree medical coverage under Marathon’s group health plans.
6.    RIGHT TO INDEMNIFICATION – Kerrigan shall remain entitled to any and all rights of indemnification and advancement of expenses provided by the Marathon Oil Corporation By-Laws (as such by-laws are in effect from time to time). In addition, Kerrigan shall retain and is not releasing any rights she may have pursuant to applicable directors and officers liability insurance policies maintained by Marathon in relation to the period during which she served as an officer of any entity in the Marathon controlled group.
7.    SUFFICIENCY OF CONSIDERATION – Kerrigan understands and agrees that the consideration provided in this Agreement confers upon her a benefit to which she is not otherwise entitled. Therefore, Kerrigan acknowledges and agrees that the consideration provided by Marathon to her pursuant to this Agreement constitutes good and valuable consideration for the general release and the other promises and terms in this Agreement. Kerrigan understands and agrees that she is not eligible for or entitled to any other benefit or consideration from Marathon, except as provided in this Agreement or the Consulting Services Agreement between Kerrigan and Marathon, and she is not entitled to any benefits under Marathon Oil Company’s Termination Allowance Plan or any reimbursements under Marathon’s Tax, Estate, and Financial Planning Program for expenses incurred following her termination of employment.
8.    GENERAL RELEASE – Kerrigan hereby releases and forever discharges Marathon and each of its parents, subsidiaries, divisions, affiliates, operating companies, predecessors and successors, as well as all of the current and former employees, officers, directors, owners, shareholders, partners, representatives, agents and affiliates of each of them (collectively, the “Released Parties”), from any and all claims, complaints, charges, causes of action, liabilities, obligations, debts, contracts, lawsuits, proceedings, judgments, damages and attorneys’ fees against the Released Parties, whether known or unknown, which Kerrigan ever had, now has or which Kerrigan or Kerrigan’s heirs, executors, administrators, successors, representatives or assigns may have or claim to have prior to the date this Agreement is signed by Kerrigan, due to any matter whatsoever relating to Kerrigan’s employment, compensation, benefits, and termination of Kerrigan’s employment with Marathon or any of the Released Parties (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) claims arising under federal,

Exhibit 10.1

state or local statute, law, regulation or ordinance such as, without limitation, any claim that any of the Released Parties violated Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act (excluding claims relating solely to “COBRA” continuation or retiree medical coverage under Marathon’s group health plans), the Health Insurance Portability and Accountability Act, the Fair Credit Reporting Act, claims of retaliation under the Fair Labor Standards Act, and any claim of unlawful discrimination or retaliation of any kind including but not limited to claims under state law; (b) any public policy, contract, tort, or common law claim of any kind, including but not limited to wrongful discharge, breach of contract, promissory estoppel, false imprisonment, intentional or negligent infliction of emotional distress, invasion of privacy, fraud, duress, fraudulent misrepresentation, negligent misrepresentation, defamation, negligence, assault, battery, conversion, and violation of public policy; (c) any claim concerning grants of restricted stock or stock options that were, by their terms, unvested as of Kerrigan’s termination of employment; and (d) any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters. However, this Agreement does not release (w) any claims to enforce Marathon’s obligations under this Agreement; (x) any claims that may arise after the date this Agreement is signed; (y) any claim that the controlling law clearly states may not be released by private agreement, including but not limited to any claim for an award for original information submitted pursuant to the whistleblower protections provided by Section 21F of the Securities Exchange Act of 1934; or (z) any claim for payments or benefits under the plans, programs or arrangements described in the last sentence of Section 5 of this Agreement.
9.    RIGHTS UNDER THE OLDER WORKERS BENEFIT PROTECTION ACT – THIS AGREEMENT SPECIFICALLY WAIVES ALL OF KERRIGAN’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED, AND IN CONNECTION WITH THIS WAIVER, KERRIGAN ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

a.	This Agreement refers to and releases rights and/or claims arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act;

b.	This Agreement is written in a manner calculated to be understood by Kerrigan and Kerrigan has carefully read and fully understands the terms, conditions, and effect of this Agreement;

c.	Kerrigan does not waive rights or claims that may arise after the date this Agreement is executed;

Exhibit 10.1

d.	Kerrigan waives rights and claims under the Age Discrimination in Employment Act only in exchange for consideration in addition to anything of value to which she is already entitled;

e.	Kerrigan is encouraged and advised in writing to consult with an attorney prior to executing this Agreement;

f.
Kerrigan has twenty-one (21) days following her termination of employment on June 30, 2017 in which to consider, and to request changes to, this Agreement before accepting it, and if Kerrigan signs this Agreement prior to the end of the 21-day time period, she knowingly and voluntarily elected to do so;

g.
Kerrigan fully understands that she may revoke her acceptance of this Agreement at any time within seven (7) days of the date on which she signed the Agreement, and this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. If Kerrigan wishes to revoke this Agreement during the seven-day revocation period, she shall do so by sending a written notice stating, “I hereby revoke my acceptance of our Separation Agreement,” to Reginald D. Hedgebeth, Senior Vice President, General Counsel and Secretary, Marathon Oil Corporation, 5555 San Felipe Street, Houston, TX 77056, rdhedgebeth@marathonoil.com, via both e-mail and certified mail, return receipt requested. If Kerrigan decides to revoke this Agreement, the revocation shall make this Agreement and its terms and conditions null and void as of the date the written revocation is received by Marathon’s general counsel, Mr. Hedgebeth.

10.    REPRESENTATION BY COUNSEL; UNDERSTANDING OF AGREEMENT – Kerrigan acknowledges that she has been advised by Marathon to consult with an attorney before signing this Agreement, and that she has been given a reasonable period of time in which to consider the terms of this Agreement before acting upon it. Kerrigan represents that she has carefully read and fully understands all of the provisions of this Agreement and that she has had the opportunity to discuss all aspects of the Agreement with her attorney.
11.    COVENANT NOT TO SUE – Kerrigan agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the Released Claims against any of the Released Parties. Kerrigan further agrees that she will not permit herself to be a member of any class in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court, arbitrator, or government agency rules that she may not waive a claim released by this Agreement, she will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the Released Claims against any of the Released Parties. Kerrigan agrees to reimburse the Released Parties for any legal fees that they incur as a result of any breach of this paragraph by Kerrigan.
12.    WAIVER OF DAMAGES – Nothing herein is intended to or shall interfere with Kerrigan’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal or state discrimination, securities or other laws and/or cooperating with

Exhibit 10.1

said agency in its investigation. Kerrigan, however, shall not be entitled to receive any relief, recovery or monies in connection with any complaint or charge brought pursuant to the Released Claims, without regard as to who brought any such complaint or charge.
13.    RETURN OF COMPANY PROPERTY – Kerrigan agrees to return to Marathon as soon as administratively feasible following her termination of employment all originals and copies of any files, memoranda, documents, records, keys, credit cards, cell phones, tablets, computers and any other Marathon property (“Marathon Property”) in her possession, and further agrees to provide passwords or codes to devices as requested by Marathon to enable Marathon to access such Marathon Property. With respect to any Marathon Property acquired or retained pursuant to her consulting services under the Consulting Services Agreement, Kerrigan agrees to return such Marathon Property at the end of her Consulting Services Period (as such term is defined in the Consulting Services Agreement).
14.    NON-DISPARAGEMENT – Kerrigan agrees to refrain from participating in any activity or making any statements, whether orally or in writing, which are calculated to damage or have the effect of damaging the business or reputation of any Released Party other than any disclosures or statements that are required by or pursuant to operation of law or are made to a Party’s attorneys or financial auditors. Marathon agrees that Marathon officers and members of the Board of Directors of Marathon will refrain from participating in any activity or making any statements, whether orally or in writing, which are calculated to damage or have the effect of damaging the reputation or job prospects of Kerrigan; other than any disclosures or statements that are required by or pursuant to operation of law or are made to any of a Party’s outside attorneys or financial auditors.
15.    INJUNCTIVE RELIEF – Without limiting the remedies available to either Party, each Party hereto acknowledges that a breach of any of the covenants contained in any of the section labeled Non-Disparagement may result in irreparable injury to either Kerrigan or the Released Party, as applicable, for which there is no adequate remedy at law, that monetary relief will be inadequate, and that, in the event of such a breach or threat thereof, Kerrigan or the Released Party, as applicable, shall be entitled to obtain, in addition to other relief that may be available, a temporary restraining order and/or preliminary or permanent injunction restraining the offending Party from engaging in activities prohibited by any of the covenants contained herein, as well as such other injunctive relief as may be required specifically to enforce any of the covenants contained herein, without the payment of any bond.
16.    NON-ADMISSION OF WRONGDOING – The Parties agree that this Agreement does not constitute an admission by Marathon or any of the Released Parties of any violation by them of any federal, state or local law, ordinance or regulation, or of any violation of any policy or procedure, or of any liability or wrongdoing whatsoever. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.
17.    GOVERNING LAW – This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.

Exhibit 10.1

18.    COUNTERPARTS – This Agreement may be executed in counterparts and each counterpart will be deemed an original.
19.    SECTION HEADINGS – Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.
20.    SEVERABILITY – Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
21.    ENTIRE AGREEMENT – This Agreement, along with the Consulting Services Agreement, sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Kerrigan acknowledges that she has not relied on any representations, promises or agreements of any kind made to her in connection with her decision to accept the terms of this Agreement or the Consulting Services Agreement, except for the representations, promises and agreements in this Agreement and the Consulting Services Agreement. Any modification to this Agreement must be in writing and signed by Kerrigan and an authorized officer of Marathon.
IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement as of the date set forth below.
SYLVIA J. KERRIGAN:

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MARATHON OIL CORPORATION:

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